Exhibit n 1

Amended Multiple Class Plan Pursuant to Rule 18f-3

for

MainStay VP Funds Trust

WHEREAS, MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its separate series, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series as designated in the Trust's prospectus (each a “Portfolio” and collectively the “Portfolios”); and

WHEREAS, pursuant to a Management Agreement, as may be amended from time to time, the Trust employs New York Life Investment Management LLC (the “Manager”) as manager for the Portfolios; and

WHEREAS, pursuant to a Distribution and Service Agreement, as may be amended from time to time, the Trust employs NYLIFE Distributors LLC (the “Distributor”) as distributor of Service Class shares and will employ the Distributor as distributor of Service 2 Class shares of the Trust, as described below;

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Portfolios, this Amended Plan, pursuant to Rule 18f-3 under the 1940 Act, subject to the following terms and conditions:

1.     Features of the Classes. The Trust will issue shares of beneficial interest of each Portfolio designated in the Trust’s prospectus in classes designated as “Initial Class” shares, “Service Class” shares, and “Service 2 Class” shares. Shares of each class of each Portfolio may be offered to separate accounts of life insurance companies to serve as an investment vehicle for variable annuity contracts and/or variable life insurance policies (collectively, “Variable Contracts”) funded by the separate accounts, and may be offered to qualified pension and retirement plans and to other persons, provided that such other persons may hold such shares consistent with tax requirements that apply to the Variable Contracts under Treasury Regulation §1.817-5 (“Qualified Plans”).

Shares of each class of a Portfolio shall represent an equal pro rata interest in such Portfolio and, generally shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement and/or service arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Initial Class, Service Class and Service 2 Class shares shall have the features as described below.

2.    Sales Charge Structure.

(a)   Initial Class Shares. Initial Class shares of a Portfolio shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

(b)    Service Class Shares. Service Class shares of a Portfolio shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

(c)   Service Class 2 Shares. Service Class 2 shares of a Portfolio shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

3.    Distribution and Service Plans.

(a)   Service Class and Service 2 Class Shares. The Trust, on behalf of the Service Class shares and Service 2 Class shares of the Portfolios, will adopt Distribution and Service Plans pursuant to Rule 12b-1 under the 1940 Act with the following terms. Each Portfolio shall make payments to the Distributor at an annual rate of 0.25% of each Portfolio’s average daily net assets attributable to each of its Service Class and Service 2 Class shares, for (a) servicing shareholder accounts and (b) services in connection with any activities or expenses primarily intended to result in the sale of the Service Class or Service 2 Class shares of a Portfolio, as described in the Rule 12b-1 Plan. The Distributor, on behalf of Service Class or Service 2 Class shares of the Portfolios, may make payments to insurance companies, broker-dealers or other financial intermediaries that provide such services relating to Service Class or Service 2 Class shares. The Trust has not adopted a Rule 12b-1 plan on behalf of the Initial Class shares of the Portfolios.

(b)    Service 2 Class Shares. Service 2 Class shares of the Portfolios will adopt a Shareholder Services Plan, which shall authorize each Portfolio’s Service 2 Class shares to pay the Manager monthly a fee at the annual rate of 0.10% of the average daily net assets of the Portfolio’s Service 2 Class shares for personal services, account maintenance and/or other shareholder or administrative services as described in the Shareholder Services Plan. NYLIM or its affiliate, on behalf of Service 2 Class shares of the Portfolios, may make payments to insurance companies, broker-dealers or other financial intermediaries that provide such services relating to Service 2 Class shares. The Trust has not adopted a Shareholder Services Plan on behalf of the Initial Class or Service Class shares of the Portfolios.

4.    Allocation of Income and Expenses.

(a)    The gross income of each Portfolio shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Portfolio. These expenses include:

(1)          Expenses incurred by the Trust (for example, fees of the Trust’s Board of Trustees (“Trustees”), auditors and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio (“Corporate Level Expenses”); and

(2)          Expenses incurred by a Portfolio not attributable to any particular class of the Portfolio’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Portfolio’s assets) (“Portfolio Expenses”).

(b)          Certain expenses are attributable to a particular class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class. Fees and expenses that are not Class Expenses are allocated among the classes on the basis of their respective net asset values.

(1)          Payments of distribution and service fees made pursuant to Rule 12b-1 Plans or Service Plans are Class Expenses and must be allocated to the class for which such expenses are incurred.

(2)          Class Expenses may also include:

(a)	transfer agent fees identified as being attributable to a specific class of shares;

(b)	stationary, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares;

(c)	Blue Sky fees incurred by a specific class of shares;

(d)	SEC registration fees incurred by a specific class of shares;

(e)	Trustees fees or expenses incurred as a result of issues relating to a specific class of shares;

(f)	accounting expenses relating solely to a specific class of shares;

(g)	auditors’ fees, litigation expenses and legal fees and expenses relating to a specific class of shares;

(h)	expenses incurred in connection with shareholders’ meetings as a result of issues relating to a specific class of shares;

(i)	expenses incurred in connection with organizing and offering to investors a new class of shares; and

(j)	other expenses incurred attributable to a specific class of shares.

5.     Exchange Privileges. To the extent permitted by the Board of Trustees, shareholders may exchange shares of one class of a Portfolio for shares of an identical class of any other Portfolio, based upon the Portfolio’s relative net asset value per share, and subject to the provisions of the prospectus or offering document for the Variable Contracts or Qualified Plans.

6.     Conversion Privileges. No conversion privileges from one class of shares to another class of shares are currently offered.

7.     Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

(a)    On a daily basis, a fund accountant shall calculate the fees to be charged to each class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

(b)    The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

(c)    The fund accountant shall allocate income and Corporate Level and Portfolio Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Portfolio for Portfolio Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day for non-money market Portfolios, and based on the selective value of settled shares at the beginning of the day for any money market Portfolio.

(d)    The fund accountant shall then complete a worksheet using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

(e)    The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

8.    Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any manager or sub-advisor to the Trust, by the Trust’s Distributor, or by any other provider of services to the Trust without the prior approval of the Trustees.

9.    Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan called for the purpose of voting on this Plan.

10.    Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 9 hereof.

11.     Limitation of Liability. The Trustees of the Trust and the shareholders of each Portfolio shall not be liable for any obligations of the Trust or any Portfolio under this Plan, and the Distributor or any other person in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Portfolios in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Portfolios, has adopted this Multiple Class Plan as of the 1st day of May, 2016.

MAINSTAY VP FUNDS TRUST

By:	/s/ Stephen P. Fisher
Name:	Stephen P. Fisher
Title:	President